Exhibit 99.1

NYTEX Energy Holdings, Inc. Reports Second Quarter 2012 Results

(DALLAS, TX—8/15/2012)- NYTEX Energy Holdings, Inc. (“NYTEX”) (OTCQB: NYTE), a Dallas-based energy holding company with operations centralized in two subsidiaries, NYTEX Petroleum, Inc., and Petro Staffing Group, LLC , today announced its operating and financial results for the three and six month periods ended June 30, 2012.

Operating and financial highlights for the second quarter and first half of 2012 were as follows:

•	During the second quarter of 2012, we acquired an average 1% overriding royalty interest (ORRI) in approximately 28,200 leasehold acres in North Texas.

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For the six months ended June 30, 2012, we acquired an average 8.5% working interest in approximately 7,500 leasehold acres in North Texas and an average 1% ORRI in approximately 35,800 leasehold acres in North Texas.

•	Since 2011, we have acquired an average 11.4% working interest in approximately 22,900 leasehold acres in North Texas.

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Revenues from land services increased 26% during the second quarter of 2012 to $1,200,861 compared to $950,110 for the first quarter of 2012. Land services revenues consist of fees generated from analyzing land and mineral title reports, leasehold title analysis and reports, land title run sheets, sourcing, negotiating and acquiring leases, document preparation and performing title curative functions.

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Total revenues related to ongoing operations for the three and six months ended June 30, 2012 were $1,219,003 and $2,181,543, respectively. This represents a 357% and 417% increase over the same prior year periods, respectively.

•	Income from continuing operations after taxes was $724,025 for the second quarter ended June 30, 2012 and was $1,134,464 for the six months ended June 30, 2012.

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Subsequent to the disposition of Francis Drilling Fluids, during the second quarter of 2012, we redeemed the outstanding 9% and 12% convertible debentures in full, thereby reducing our interest costs by approximately $30,000 per month as well as eliminating the potential dilutive impact of approximately 1.9 million common shares.

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Early in the third quarter, NYTEX launched an oil resource drilling program in North Texas with industry and investment partners. We have since completed the drilling of three wells and are moving the rig to a fourth location, with plans to keep one rig actively drilling in the area.

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With the addition of Kerri Scano as Executive Vice President, Petro Staffing Group is poised to leverage NYTEX’s strong industry relationships to place quality professional candidates within the growing oil and gas industry.

Michael Galvis, NYTEX President and CEO, commented, “With our recent increased focus on land services and the acquisition, development, and resale of oil and gas properties in North Texas, we delivered strong second quarter and first-half 2012 earnings. The resolution of our dispute with WayPoint Capital and ultimate disposition of Francis Drilling Fluids is enabling us to pursue our strategy of balanced capital deployment across natural resource-based assets at competitive acquisition and development costs. With early positive results from our E&P drilling program, we are excited to accelerate the development of oil and gas reserves to increase shareholder value.”

Mr. Galvis added, “Our E&P division continues to build momentum, and given the current oil price environment and increase in technically recoverable oil resources, we believe we are in a strong position to achieve continued growth.”

Mr. Galvis concluded, “Early indications for our Petro Staffing business are that since Kerri Scano joined the team, synergies are building between our E&P and professional staffing businesses that we believe will be a real value add for our shareholders.”

About NYTEX Energy Holdings, Inc.

NYTEX Energy Holdings, Inc. (website: http://nytexenergyholdings.com) is a Dallas-based energy holding company consisting of two subsidiaries, NYTEX Petroleum, Inc. and Petro Staffing Group, LLC. NYTEX Petroleum, Inc., a wholly-owned subsidiary, is engaged in the acquisition, development, and resale of oil and gas leasehold properties in Texas. NYTEX Petroleum, Inc. also acquires overriding royalty and working interests in the leasehold properties’ production of oil and gas reserves. Petro Staffing Group, LLC is a full-service staffing agency providing the energy marketplace with temporary and full-time professionals. NYTEX Energy owns 80% of Petro Staffing Group, LLC.

Contact:

NYTEX Energy Holdings, Inc.

Bryan A. Sinclair, 972-770-4700

This press release includes “forward-looking statements,” which may include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “will,” “intends,” “expects,” “outlook,” “forecast,” “estimates,” “anticipates,” “projects,” “plans,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. The company’s ability to achieve the financial targets described in this press release is subject to numerous factors and contingencies, many of which are beyond the company’s control. These include local and national economic, credit and capital market conditions, including prevailing interest rates; legal and regulatory developments, including changes to tax rates, applicable securities regulations or accounting standards, and ability to obtain necessary licenses and permits; and geopolitical conditions, including the occurrence of acts of war or terrorist incidents, and weather or natural disasters. Any of these factors or others not named herein could cause the company’s actual results to differ materially from those expressed as forward-looking statements. In addition, other risk factors that could cause actual results to differ materially from the forward-looking statements contained in this release include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no, and expressly disclaims any, obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.